Exhibit 4.1

(Front of Certificate)

Certificate No.	For Common Shares

BICAPITAL CORPORATION

Organized with perpetual duration, in accordance with the laws of the Republic of Panama by means of Public Deed No. 8,172 of November 15, 2006, authorized by Notary Augusto César Arosemena Santamaría of the Eleventh Notary of the Circuit of Panama, and registered in the Public Registry, Commercial Section, in File 546922, Digital Registry (Documento Redi) 1048297 of December 4, 2006, which was modified by the Public Deed No. 4,737 of May 25, 2007, authorized by Notary Augusto César Arosemena Santamaría of the Eleventh Notary of the Circuit of Panama, and registered in the Public Registry, Commercial Section, in File 546922, Digital Registry 1145185, of June 6, 2007, by the Public Deed 7,094 of August 3, 2007, authorized by Notary Augusto César Arosemena Santamaría of the Eleventh Notary of the Circuit of Panama, and registered in the Public Registry, Commercial Section, in File 546922, Digital Registry 1182189, of August 3, 2007, by Public Deed No. 4,580, of May 26, 2009, and Public Deed No. 5,559, of June 25, 2009, authorized by Notary Cecilio Roberto Moreno Arosemena of the Twelfth Notary of the Circuit of Panama, registered in the Public Registry, Commercial Section, in File 546922, Digital Registry 1605148, of June 25, 2009, by Public Deed No. 6,776, of June 12, 2015, authorized by Notary Víctor Manuel Aldana Aparicio of the Eighth Notary of the Circuit of Panama, and registered in the Public Registry, Commercial Section, to Electronic File (Folio Electrónico) 546922, Entry 8, of June 25, 2015, with domicile in Panama City, Republic of Panama.

THE CAPITAL STOCK SHALL BE REPRESENTED BY EIGHT BILLION ONE HUNDRED MILLION (8,100,000,000) SHARES, DIVIDED THUSLY: A) EIGHT BILLION (8,000,000,000) COMMON SHARES, WITHOUT NOMINAL VALUE AND WITH UNLIMITED RIGHT TO VOTE; B) FIFTY MILLION (50,000,000) PREFERRED SHARES, WITHOUT NOMINAL VALUE AND WITH LIMITED RIGHT TO VOTE; AND C) FIFTY MILLION (50,000,000) SHARES WITHOUT NOMINAL VALUE AND WITHOUT VOTE. THE NON-VOTING PREFERRED SHARES WILL HAVE PREFERENTIAL RIGHTS OVER THE DIVIDENDS DECLARED BY THE CORPORATION UP TO THE AMOUNT CORRESPONDING TO SUCH SHARES, IN SUCH A WAY THAT THE COMMON AND PREFERRED SHARES WILL RECEIVE DIVIDENDS FROM THE CORPORATION, ONLY AFTER DIVIDENDS FOR NON-VOTING PREFERRED SHARES HAVE BEEN SATISFIED. IN THE CASE OF NON-VOTING PREFERRED SHARES, THE BOARD OF DIRECTORS WILL ESTABLISH THE CONDITIONS, RIGHTS, PRIVILEGES, DIVIDENDS, FREQUENCY OF DIVIDEND PAYMENTS, AND OTHER TERMS OF SUCH SHARES IN FAVOR OF THE CORPORATION.

The present certificate confirms that

is owner of

                         Common Shares without nominal value, of the company BICAPITAL CORPORATION, fully subscribed and paid.

The rights conferred by this Certificate are subject to the conditions, restrictions and preferences contained in the Articles of Incorporation, the Bylaws of the Company and the Resolutions of the Board of Directors adopted in accordance with the Law.

IN WITNESS THEREOF, the Company has ordered its duly authorized dignitaries to issue this certificate, today

President	Secretary

(Reverse of Certificate)

For value received, I transfer, cede, sell, and endorse to

                 Shares represented in this Certificate.

Date:

Signature:

Witnessed by:

Date:

Signature:

3